Exhibit 3.2

ARTICLES OF AMENDMENT
OF THE

ARTICLES OF INCORPORATION OF
DESCHUTES PARENT, INC.

The following Articles of Amendment are executed by the undersigned, an Oregon corporation:

1.         The name of the corporation is Deschutes Parent, Inc.

2.         Article I of the Articles of Incorporation of the corporation is hereby deleted and replaced in its entirety to read as follows:

“ARTICLE I
          NAME

The name of this Corporation (which is hereinafter referred to as the “Corporation”) is Digimarc Parent, Inc.”

3.         The date of the adoption of the amendment by the Board of Directors of the corporation is March 10, 2026.

4.          The amendment was approved by the shareholders of the corporation as follows:

Class or series of shares: Common Stock

Number of shares outstanding: 1

Number of votes entitled to be cast: 1

Number of votes cast FOR: 1

Number of votes cast AGAINST: 0

5.         The physical street address of the corporation is 8500 SW Creekside Place Beaverton, Oregon 97008.

6.         The name and address of an authorized representative of the corporation with direct knowledge are:

Riley McCormack
8500 SW Creekside Place
Beaverton, Oregon 97008

[Signature Page Follows]

I declare as an authorized signer, under penalty of perjury, that this document does not fraudulently conceal, fraudulently obscure, fraudulently alter or otherwise misrepresent the identity of the person or any officers, directors, employees or agents of the corporation. This filing has been examined by me and is, to the best of my knowledge and belief true, correct, and complete. Making false statements in this document is against the law and may be penalized by fines, imprisonment or both.

Dated: March 13, 2026.

DESCHUTES PARENT, INC.

By:	/s/ Charles Beck
Name:	Charles Beck
Title:	Treasurer and Secretary